EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of January 8, 2019, by and between Commvault Systems Inc., a Delaware corporation, with its principal office at 1 Commvault Way, Tinton Falls, NJ, 07724 (the "Company"), and Sanjay Mirchandani residing at 188 Minna Street, #29C, San Francisco, CA 94105 ("Executive"). The Executive’s employment with the Company shall begin on February 4, 2019, which shall be referred to herein as the “Commencement Date”.

WHEREAS, the Company desires to employ Executive as President and Chief Executive Officer of the Company on the terms and conditions set forth herein, and

WHEREAS, Executive desires to enter into this Agreement as to the terms of his employment by the Company and his positions with the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.Term of Employment.
Except for earlier termination as provided in Section 7 hereof, Executive's employment under this Agreement shall commence on the Commencement Date. The “Employment Term” for purposes of this Agreement will be the period beginning on the Commencement Date and ending on the date that this Agreement is terminated pursuant to the provisions of Section 7 hereof.
2.    Positions.

(a)
During the Employment Term, Executive shall serve as the President and Chief Executive Officer of the Company. Effective as of the Commencement Date, Executive shall be elected or appointed as a Class III member of the Board of Directors of the Company (the "Board"), in all cases, in accordance with the Company’s bylaws and applicable governing documents. If requested by the Board, Executive shall also serve as an executive officer or director of subsidiaries of the Company and a director of associated companies of the Company without additional compensation.

(b)	Executive shall report to the Board and shall have such duties and authority consistent with his positions as shall be assigned to him from time to time by the Board.

(c)
During the Employment Term, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder and use his best efforts in such endeavors; provided, however, that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his passive personal investments and to serve on corporate, civic, or charitable boards or committees. Notwithstanding the foregoing, Executive shall not serve on any corporate board of directors if such service would be inconsistent with his fiduciary responsibilities to the Company and in no event shall Executive serve on any such board unless approved in writing by the Board.

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3.    Base Salary.
During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $500,000. Executive’s base salary shall be payable in accordance with the usual payroll practices of the Company. Executive's base salary shall be subject to annual review by the Board, but shall not be reduced. The base salary as determined as aforesaid from time to time shall constitute "base salary" for purposes of this Agreement.
4.    Incentive Compensation.

(a)	For each fiscal year or portion thereof during the Employment Term, Commencing in Fiscal Year 2020, Executive shall be eligible to participate in the following programs:

(i)
an annual cash bonus opportunity substantially the same in structure and at least the same percentage of base salary as the Target Bonus (as defined below) and Executive’s cash bonus payment for the Company’s fiscal year beginning April 1, 2019 shall not be less than 50% of the Target Bonus; and

(ii)
After the Commencement Date, and together with the normal grant process for other senior executives, an annual equity award with a target equity award opportunity of $5,000,000 USD (the "Target Equity Award") with the following three components: (x) time vesting restricted stock units (“RSUs”) with a grant date value equal to 34% of the total Target Equity Award, in the form attached as Exhibit A-1, (y) total shareholder return performance stock units (“PSUs”) with a grant date value equal to 33% (assuming target achievement) of the total Target Equity Award, in the form attached as Exhibit A-2 and (z) financial performance PSUs with a grant date value equal to 33% (assuming target achievement) of the total Target Equity Award, in the form attached as Exhibit A-3. These annual equity awards for fiscal year 2020 and thereafter shall be subject to annual review by the Board, but shall generally be in the same form as provided to the senior executives and substantially on the form and in the value and composition as provided on Exhibits A-1 and A-2 and A-3, respectively.

(b)	Effective as of the Commencement Date, Executive shall be granted each of the following cash and equity awards:

(i)
An annual cash bonus opportunity with a target bonus potential equal to 100% of base salary (the "Target Bonus"), payable no later than when bonuses are paid to other senior executives, and in all cases, no later than two and one-half months after the Company’s fiscal year end. Executive's Target Bonus shall be subject to annual review by the Board. Notwithstanding the foregoing, (i) for the period beginning on the Commencement Date through March 31, 2019, Executive shall receive a guaranteed cash bonus payment equal to X/12 multiplied by the Target Bonus (where X is equal to the number of months between the Commencement Date and March 31, 2019), payment of which will be made between March 31, 2019 and May 31, 2019.

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(c)
As an additional incentive, a new hire equity (the “New Hire Award”) with a grant date value of $10,000,000 USD (determined as of Executive’s start date) split as follows: (i) time vesting RSUs with a grant date value of $7,000,000 USD, in a form attached as Exhibit B-1 and B-2, and (ii) total shareholder return PSUs with a grant date value of $3,000,000 USD, in a form attached as Exhibit B-2.

(d)
Special Equity Provisions. Notwithstanding anything to the contrary in any terms and conditions of any stock option, stock award or similar agreement provided to Executive or the terms of the Omnibus Incentive Plan, as amended from time to time (the “Omnibus Plan”) any stock option or equity incentive plan of the Company:

(i)
To the extent any portion of the any of the Executive’s equity awards is cancelled and not replaced in a Change in Control (as defined below), such awards to be so cancelled shall accelerate in full (at 100% of target) and settle in shares of common stock immediately prior to the closing of the Change in Control.

(ii)	Section 7.2 of the Omnibus Plan (entitled “Special Vesting Rules”) shall not apply to Executive or to the New Hire Award or the Target Equity Award.

(iii)
To the extent a Change in Control, or a termination without Cause, resignation for Good Reason, death, or Disability, in each or every case, occurs after the Commencement Date but prior to the granting of the first Target Equity Award, the Executive will receive the cash amount equal to the first Target Equity Award that would have been accelerated had it been granted.

(iv)
In 2019, the Company and Executive will work in good faith to consider amendments to the Target Equity Award and the New Hire Award to address treatment of those awards in a Change in Control where the awards are continued, assumed, substituted, or replaced with another form of consideration.

5.     Employee Benefits and Vacation.

(a)
During the Employment Term, Executive shall be entitled to participate in all retirement, savings, incentive compensation, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by the Company from time to time for the benefit of other senior executives of the Company, in accordance with their respective terms as in effect from time to time (other than any special arrangement entered into with an executive).

(b)
During the Employment Term, Executive shall be entitled to receive an monthly housing and travel allowance of $15,000 USD towards accommodation in, and travel to and from, New Jersey, payable in substantially equal monthly installments, for a maximum of eighteen (18) months (which shall be subject to standard tax withholding).

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(c)
During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

(d)
The Company shall provide Executive with (i) a relocation reimbursement of up to $150,000 USD, payable within 30 days of submission of receipts and (ii) a one-time, lump sum set-up and transition reimbursement of $83,000 USD, payable within ten (10) business days of the Commencement Date.

6.    Business Expenses.
In addition to the benefits and payments described under Section 5, the Company shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company's policies as in effect from time to time.
7.    Termination.

(a)
Termination Generally. Executive’s employment with the Company (and the Employment Term) may be terminated by the Company or Executive under the following circumstances by delivery of a Notice of Termination as described in Section 7(c):

(i)	Death. The Termination Date shall occur on the death of Executive.

(ii)
Disability. If, due to physical or mental reasons, Executive is unable to carry out his material duties pursuant to this Agreement for more than six (6) months in any twelve (12) consecutive month period (“Disability”), the Company may terminate Executive's employment for Disability, at any time during or after such twelve (12) month period by delivering a Notice of Termination pursuant to Section 7(c). Such termination shall not be effective if Executive returns to the full time performance of his material duties within the thirty (30) day period following the Notice of Termination.

(iii)
By the Company for Cause. The Company may terminate Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, the term “Cause” shall be limited to the following, provided, however, that the following will only constitute Cause after each of (i) a majority of the independent members of the Board and (ii) a majority of the Board, separately makes a finding that an event purportedly constituting Cause has occurred and provides to Executive a written notice of such event with specificity within sixty (60) days of being made aware of its occurrence (Executive shall also be given 10 days from Executive’s actual receipt of such notice to provide to the Board an explanation for any such event, and solely as to clauses (1) and (2) below, shall be given thirty (30) days to reasonably cure such event):

(1)	willful misconduct by Executive with regard to the business, assets or employees of the Company;

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(2)
continuing and/or willful refusal or failure by Executive to perform the communicated duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness);

(3)	Executive pleading nolo contendere or guilty to, or being convicted of, a felony (other than a traffic infraction);

(4)	the breach by Executive of any fiduciary duty owed by Executive to the Company; or

(5)
Executive’s abuse of alcohol or drugs (legal or illegal) that, in the Board's sole and absolute reasonable and good faith judgment, is deemed to materially impair his ability to perform his duties hereunder;

(6)	Executive's dishonesty, misappropriation or fraud with regard to the Company (other than good faith expense account disputes).

(iv)	By the Company Without Cause. The Company terminate Executive’s employment hereunder at any time without Cause.

(v)
Mandatory Retirement. The Company may terminate Executive’s employment by requiring the retirement of Executive at any time at or after his seventieth (70th) birthday to the extent such termination is specifically permitted as a stated exception from applicable federal and state age discrimination laws based on position and retirement benefits.

(vi)
By Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean a resignation where any of the following occurs; provided however, that (i) the Executive must first provide notice of the event purportedly constituting Good Reason within sixty (60) days following its occurrence, (ii) such grounds for Good Reason have not been reasonably cured by the Company within thirty (30) days from the Company’s receipt of such notice, and (iii) the Executive resigns upon the expiration of such thirty (30) day cure period:

(1)
any material adverse change in Executive’s titles, positions, duties or responsibilities with the Company, including, but not limited to, (i) any failure of the Company to maintain Executive’s titles, positions, duties and responsibilities as the sole President, Chief Executive Officer, and most senior executive officer of the Company, (ii) Executive’s failure to be appointed or elected to the Board within 10 days of the Commencement Date, (iii) any requirement that Executive report to any person other than directly to the Board, or (iv) the assignment to Executive of duties which are materially inconsistent with his duties or which materially impair Executive’s ability to function as President and Chief Executive Officer of the Company or as a director;

(2)	a material diminution in either salary or target bonus opportunity provided by the Company to Executive;

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(3)	a relocation of Executive's business office to a location more than thirty-five (35) miles from the Company’s headquarters on the date of this Agreement;

(4)	the material breach by the Company of this Agreement or any other agreement between the Company and Executive; or

(5)	the failure of any successor or acquirer of the Company to assume all of the Company’s obligations and duties under this Agreement or any other agreement between the Company and Executive.

(vii)	By Executive without Good Reason. Executive may terminate his employment hereunder at any time without Good Reason.

(b)	Termination Date. The date on which Executive’s employment with the Company terminates for any reason shall be referred to as the “Termination Date”.

(c)
Notice of Termination. The termination of Executive’s employment hereunder and the Employment Term will be effected pursuant to a written “Notice of Termination” provided by the terminating party to the other party at least sixty (60) days prior to the applicable Termination Date, which Notice of Termination shall indicate the specific termination provision relied upon and shall set forth in reasonable detail the facts and circumstances, if applicable, which provide for a basis for termination. Notwithstanding the foregoing:

(i)
Notice of Termination for Cause shall follow the procedures set forth in Section 7(a)(iii); provided, however, that that any purported termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause.

(ii)	Notice of Termination is not required on death of the Participant.

(iii)	Notice of Termination by the Company for Disability is subject to a thirty (30) day advance notice requirement.

(iv)	Notice of Termination for Good Reason shall follow the procedures in Section 7(a)(v).
8.    Consequences of Termination of Employment.

(a)	Accrued Obligations. If Executive’s Termination Date occurs for any reason, Executive shall be entitled to the following payments and benefits (the “Accrued Obligations”):

(i)
any compensation earned but not yet paid, including without limitation, any declared but unpaid bonus for the prior fiscal year, any amount of base salary earned but unpaid, any accrued but unused vacation pay payable pursuant to the Company's policies and any unreimbursed expenses payable pursuant to Section 5 and Section 6, which amounts shall be promptly paid in a lump sum to Executive in accordance with applicable law;

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(ii)
any remaining unpaid portion of the Target Bonus, which shall be paid on a pro-rata basis based on Executive’s actual employment period during the fiscal year commencing April 1, 2019, to the extent guaranteed pursuant to Section 4(a)(i); and

(iii)
any other amounts or benefits owing to Executive under the then applicable employee benefit plans, long term incentive plans and programs or equity plans of the Company, which shall be paid in accordance with such plans and programs except as otherwise set forth under this Agreement.

(b)
Death or Disability. If Executive's Termination Date occurs by reason of Executive's death or Disability, neither Executive nor his estate, personal representatives or any other person shall have any rights to any payments or benefits from the Company or any of its affiliates other than the Accrued Obligations; provided, however, that any outstanding unvested stock option or stock awards held by Executive upon his date of death or Disability shall become immediately vested and any stock awards with performance conditions that are not yet determinable (i.e. if the performance measurement period has not yet been completed) shall be deemed to have been earned at 100% of target, or if the performance conditions are determinable then the award shall be earned based on actual attainment of the performance conditions (if higher), and in either case shall be payable in accordance with their terms.

(c)
Termination by the Company without Cause or by Executive for Good Reason. If the Termination Date occurs by reason of termination by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive the following payments and benefits:

(i)
a lump sum payment of an amount equal to the sum of (i) twelve (12) months of Executive's then base salary and (ii) the Target Bonus for the year in which the Termination Date occurs, payable sixty (60) days following the Termination Date;

(ii)
if Executive elects COBRA coverage under the Company’s group health plan in connection with his termination of employment, payment by the Company of the applicable premiums for such coverage for Executive and his covered dependents health for up to eighteen (18) months (or, if less, the period during which COBRA coverage remains in effect), which payments shall be paid monthly beginning on the 60th day following the Termination Date (provided, however, that the payment made on the sixtieth (60th) day following the Termination Date shall include any amounts required to continue COBRA coverage for the period from the Termination Date to such sixtieth ( 60th) day and the remaining payments will be made monthly thereafter). The Company may provide the benefits described in this subparagraph (iii) in a different manner that is not taxable or as otherwise mutually agreed provided that such alternative provision of benefits is permitted by applicable law, would not violate the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or results (or may reasonably be expected to result) in the imposition of a tax or penalty on the Company or its affiliates; and

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(iii)
the vesting of all stock options and stock awards held by Executive shall immediately accelerate as to one (1) additional year of vesting and any stock awards with performance conditions that are not yet determinable (i.e. if the performance measurement period has not yet been completed) shall be deemed to have been earned at 100% of target, and shall be payable in accordance with their terms.

Notwithstanding any other provision of this Agreement to the contrary, Executive will not be entitled to any of the payments or benefits under Section 8(c) (other than payments provided under Section 8(c)(ii)) unless, no later than the sixtieth (60th) day following the Termination Date, Executive has executed and delivered to the Company, in form attached as Exhibit C, a release of all claims of any kind against the Company and its affiliates (including, without limitation, any civil rights claim) and their respective officers, directors and employees, the revocation period has expired and such release is effective.

(d)
Termination by the Company for Cause or Termination by Executive other than for Good Reason. If Executive's Termination Date occurs by reason of termination by the Company for Cause or by Executive other than for Good Reason, Executive shall have no rights to any payments or benefits from the Company or any of its affiliates other than the Accrued Obligations.

9.    Change in Control.

(a)
Vesting of Equity Awards. Notwithstanding anything to the contrary contained in (a) any option, stock award, or similar agreement between Executive and the Company or (b) any stock option or equity incentive plan of the Company (including the Omnibus Plan), in the event that a Change in Control shall occur, and Executive’s Termination Date occurs within two (2) years following the Change in Control by reason of the Company other than for Cause or on account of Disability or on account of termination by Executive for Good Reason, then all stock options and stock awards held by Executive shall become immediately exercisable and non-forfeitable and any stock awards with performance conditions that are not yet determinable (i.e. if the performance measurement period has not yet been completed) shall be deemed to have been earned at 100% of target, and shall be payable in accordance with their terms.

(b)
Payments and Benefits upon Certain Terminations Following Change in Control. In the event that a Change in Control occurs and Executive's Termination Date occurs within two (2) years following the Change in Control as a result of termination by the Company other than for Cause or on account of Disability or on account of termination by Executive for Good Reason, then Executive shall be entitled to the payments and benefits described in Section 8(c)(i)-(iii), payable in accordance and subject to the terms of Section 8(c) but by substituting eighteen (18) months base salary for twelve (12) months base salary in Section 8(c)(i).

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(c)
Definition of Change in Control. For purposes of this Agreement, the term “Change in Control" shall mean (a) the acquisition by any person, entity or group of persons or entities acting in concert of securities representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities, whether acquired in one transaction or a series of transactions, (b) a merger, consolidation or similar transaction which results in the Company's shareholders immediately prior to such transaction not holding securities representing fifty percent (50%) or more of the total voting power of the outstanding securities of the surviving corporation, (c) a sale of all or substantially all of the Company's assets (other than to an entity owned by the Company or under common ownership with the Company) or (d) a majority of members of the Company’s Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election. Notwithstanding the foregoing, Change in Control shall not be deemed to have occurred solely because of any change due to a public offering or any transfer of publicly traded securities.

10.    No Mitigation Set-Off.
In the event of any termination of employment under Section 7, Executive shall be under no obligation to seek other employment and, subject to Section 11 below, there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 8 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Except as may be specifically agreed in writing between Executive and the Company, such amounts are inclusive, and in lieu of any amounts payable under any other Company policy relating to salary continuation or cash severance and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder. The Company shall have no obligations to Executive upon a termination of employment except as provided in Section 8. If Executive dies while receiving payments under Section 8(c), any remaining payments shall be paid to Executive's estate.
11.    Confidential Information, Non-Competition and Non-Solicitation of the Company.

(a)	Acknowledgements.

(i)
Executive acknowledges that as a result of his employment by the Company, Executive will obtain secret and confidential information as to the Company and its affiliates, create relationships with customers, suppliers and other persons dealing with the Company and its affiliates, and the Company and its affiliates will suffer substantial damage, which would be difficult to ascertain, if Executive should use such confidential information or take advantage of such relationships and that because of the nature of the information that will be known to Executive and the relationships created it is necessary for the Company and its affiliates to be protected by the prohibition against Competition as set forth herein, as well as the Confidentiality restrictions set forth herein.

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(ii)
Executive acknowledges that the (a) retention of nonclerical employees employed by the Company and its affiliates, in which the Company and its affiliates have invested training and upon whom the Company depends for the operation of its businesses, is important to the businesses of the Company and its affiliates, and that Executive will obtain unique information as to such employees as an executive of the Company and will develop a unique relationship with such persons as a result of being an executive of the Company and (b) retention of customers by the Company and its affiliates in which the Company and its affiliates, have invested time and efforts and upon which the Company depends for the operation of their businesses is important to the businesses of the Company and its affiliates, and that Executive will obtain unique information as to such customers as an executive of the Company and will develop a unique relationship with such customers as a result of being an executive of the Company, therefore, in each case it is necessary for the Company and its affiliates to be protected from Executive's Solicitation of such employees and customers as set forth below.

(iii)
Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the businesses of the Company and its affiliates and that part of the compensation paid under this Agreement and the agreement to pay severance in certain instances is in consideration for the agreements in this Section 11.

(b)
Competition. During the Employment Term and for one (1) year following a termination of Executive's employment, Executive will not enter into Competition with the Company or its affiliates. “Competition” shall mean: (i) participating, directly or indirectly, as an individual proprietor, partners, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever, anywhere in the world that the Company does business, in a business in competition with any business conducted by the Company provided, however, that Competition shall not include (A) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company; (B) owning a passive equity interest not to exceed five percent (5%) in a private debt or equity investment fund that invests in businesses that compete with the Company but in which the Executive does not have the ability to control or exercise any managerial influence, (C) to any new activities undertaken by the Company after the Executive’s Termination Date and without the Executive’s actual knowledge; or (D) any activity engaged in with the prior written approval of the Board.

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(c)
Solicitation. For one (1) year following a termination of Executive's employment, Executive will not engage in any activity or activities that constitute a Solicitation. Solicitation shall mean: (i) recruiting, soliciting or inducing, or any such attempt, or hiring or assisting another person to recruit, solicit or induce, or any such attempt of any nonclerical employee or employees of the Company or its affiliates, or any person who within six (6) months before had been a nonclerical employee of the Company or its affiliates and were recruited, solicited or induced for such employment or other retention while an employee of the Company or its affiliates, to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliates , or (ii) recruiting, soliciting or inducing, or any such attempt, any Person who or that is, on the Termination Date, or has been, within one (1) year prior to the Termination Date, a customer of the Company or an affiliate or a subsidiary for the purpose of (A) soliciting or selling services in competition with services that the Company or an affiliate or a subsidiary offers or has under development on the Termination Date, and (B) causing any such customers to decrease or refrain from doing business with or patronizing the Company or an affiliate or a subsidiary, provided, however, that none of the following shall constitute a Solicitation: (x) the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward Company employees, (y) responding to unsolicited inquiries.

(d)
Modifications. If any restriction set forth with regard to Competition or Solicitation is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this Section 11 shall be declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity shall not affect the remaining provisions of this Section which shall remain in full force and effect.

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(e)
Confidentiality. During and after the Employment Term, Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, including any confidential information as to customers of the Company and its affiliates, (i) obtained by Executive during his employment by the Company and its affiliates and (ii) not otherwise public knowledge or known within the applicable industry (other than by acts by Executive in violation of this Agreement). Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it, he shall promptly notify the Company of any such order and he shall cooperate fully with the Company in protecting such information to the extent possible under applicable law.

(f)
Return of Property. Upon termination of his employment with the Company and its affiliates, or at any time as the Company may request, Executive will promptly deliver to the Company all documents (whether prepared by the Company, an affiliate, Executive or a third party) relating to the Company, an affiliate or any of their businesses or property which he may possess or have under his direction or control.

(g)
Enforcement. In the event of a breach or potential breach or threatened breach of this Section 11, Executive acknowledges that the Company and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 11 enforced. It is hereby acknowledged that the provisions of this Section 11 are for the benefit of the Company and all of the affiliates of the Company and each such entity may enforce the provisions of this Section 11 and only the applicable entity can waive the rights hereunder with respect to its confidential information and employees. Furthermore, in the event of breach of this Section 11 by Executive, the Company shall suffer substantial damages that may be difficult to measure. Accordingly, the parties agree that as liquidated damages, and not a penalty, in the event of breach of the Section 11 by Executive and which is not cured pursuant to subsection (h) below and while he is receiving amounts under Section 8(c) hereof, Executive shall not be entitled to receive any future amounts pursuant to Section 8(c) hereof and that this provision shall not be an exclusive remedy. In the event an arbitrator or court concludes that Executive was not in breach, all amounts suspended from payment shall be immediately paid (inclusive of interest at the applicable federal interest rate for the pendency of the relevant proceedings).

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(h)
Notice. Prior to any enforcement action, (i) the Company shall deliver to Executive a written notice of such purported breach of the Competition and/or Solicitation provisions hereunder, which notice shall set forth in reasonable detail and specificity the facts and circumstances that provide a basis for such purported breach, at least sixty (60) days following becoming aware of its occurrence and (ii) Executive shall have thirty (30) days from Executive’s actual receipt of such notice to cure such grounds for the purported breach of the Competition and/or Solicitation provisions hereunder.

12.    Executive's Representation.
Executive represents and warrants to the Company that there is no legal impediment to his performing his obligations under this Agreement and neither entering into this Agreement nor performing his contemplated service hereunder will violate any agreement to which he is a party or any other legal restriction.

13.    Indemnification. In addition to being indemnified under the Company’s bylaws, Executive will be named as an insured on the director and officer liability insurance policy currently maintained by the Company or as may be maintained by the Company from time to time for senior employees and if any other senior officer of the Company becomes party to an indemnification agreement, Executive shall be entitled to enter into a similar agreement at his election.
14.    Agreement Expenses. The Company will also reimburse, promptly upon presentation of invoices, Executive’s expenses for legal or other advisors incurred in the review, negotiation, finalization and implementation of this Agreement and any other agreements and ancillary documentation in connection herewith, provided that such reimbursement amount shall not exceed $35,000 in the aggregate.
15.    Miscellaneous.

(a)
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws. Executive irrevocably consents to the personal jurisdiction of the state and/or federal courts with jurisdiction to hear claims arising out of Tinton Falls, New Jersey for any and all disputes arising out of or related to this Agreement, and the Parties agree that such courts shall be the exclusive forum for any and all disputes arising out of or related to this Agreement.

(b)
Entire Agreement/Amendments. This Agreement and the instruments contemplated herein contain the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes any policy of the Company with regard to severance payments and any prior agreements between the Company and Executive with regard to employment or severance. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

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(c)
No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

(d)
Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to either an entity which is owned, directly or indirectly, in whole or in part by the Company or by any successor to the Company or an acquirer of all or substantially all of the assets of the Company provided such entity or acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption. Upon such assignment and assumption, all references to the Company herein shall be to the assignee entity or acquirer, as the case may be.

(e)
Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributes, and devisees legatees and permitted assignees of the parties hereto.

(f)
Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (I) when delivered electronically or by hand, provided there is documentation of delivery, or (ii) two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Vice President, General Counsel, or to such other address as any party may have furnished to the other in writing in accordance herewith.

(g)
Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

16.    Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.
17.    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
18.    Headings. The headings of the Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

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19.    Section 409A. It is intended that this Agreement shall comply with Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted and construed on a basis consistent with such intent. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to Section 409A of the Code, and if such payment or benefit is to be paid or provided on account of Executive’s Termination Date (or other separation from service or termination of employment (a) and if Executive is a specified employee (within the meaning of Section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the earlier of (a) the first (1st) day of the seventh (7th) month following Executive’s separation from service or (b) the date of Executive’s death (the “Section 409A Payment Date”), such payment or benefit shall be delayed until the Section 409A Payment Date; and (b) the determination as to whether Executive has had a termination of employment (or separation from service) shall be made in accordance with the provisions of Section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder. For purposes of Section 409A of the Code, any installment payment or benefit under this Agreement shall be treated as a separate payment. If this paragraph (g) applies to any payment or benefit hereunder, any such payments or benefits that would otherwise have been paid or provided to Executive between Executive’s Termination Date and the Section 409A Payment Date, shall be paid in a lump sum on the Section 409A Payment Date. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A, (i) the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; (ii) in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses; and (iii) in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

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20.    Parachute Payments.
Notwithstanding any contrary provision in this Agreement or any other plan or agreement to the contrary, in the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive under any other plan, agreement or arrangement (the “Total Payments”) constitute “parachute payments” (within the meaning of Section 280G of the Code), the Total Payments shall be reduced (but not below zero) so that the aggregate present value of such Total Payments and benefits received by the Executive from the Company and its affiliates shall be $1.00 less than three times the Executive’s “base amount” (as defined in Section 280G of the Code) (the “Safe Harbor Amount”) so that no portion of such Total Payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction will only be made if, by reason of such reduction, Executive’s net after-tax economic benefit shall exceed the net after-tax economic benefit to Executive if such reduction were not made. The determination as to whether any such reduction in the amount of the Total Payments is necessary shall be made in writing by a firm of independent public accountants or an advisor with experience in performing calculations regarding the applicability of Section 280G of the Code and related excise taxes (“Independent Advisors”), whose determination shall be conclusive and binding for all purposes upon the Company and Executive. For purposes of making any calculation required by this Section 20, the Independent Advisors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. Any reduction in the Total Payments pursuant to this Section (if any) shall be made in the following manner:
(i)    First, by reducing the amounts of parachute payments that would not constitute deferred compensation subject to Section 409A of the Code (“Section 409A”);
(ii)    Next, after the reduction to zero of the amounts described in subparagraph (i), by reducing the cash amounts of Total Payments that constitute deferred compensation (within the meaning of Section 409A) subject to Section 409A, with the reductions to be applied first to the Total Payments scheduled for the latest distribution date, and then applied to distributions scheduled for progressively earlier distribution dates; and
(iii)    Next, if after the reduction to zero of the amounts described in subparagraphs (i) and (ii), then, by reducing the non-cash amounts of any of the remaining scheduled Total Payments that constitute deferred compensation (within the meaning of subject to 409A), with the reductions to be applied first to the Total Payments scheduled for the latest distribution date, and then applied to distributions scheduled for progressively earlier distribution dates.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

For: Commvault Systems, Inc. (the "Company")

/s/ Jesper Helt          January 9, 2019
BY Jesper Helt              Date
TITLE CHRO

/s/ Sanjay Mirchandani          January 9, 2019
EXECUTIVE                               Date
Sanjay Mirchandani

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